Exhibit 10.1

39300 Civic Center Dr., Suite 140

Fremont, CA 94538

September 14, 2015

Jason Hart

39300 Civic Center Dr., Suite 140

Fremont, CA 94538

Dear Jason:

Identiv, Inc. (the “Company”) is pleased to offer you continued employment in the position of President, effective as of September 9, 2015 (the “Effective Date”). You shall report to the Company’s Chief Executive Officer. You agree that, during your service at the Company, you shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.

Upon acceptance, this letter agreement will supersede your Executive Employment Agreement with the Company dated March 13, 2014 in its entirety (the “Prior Agreement”), and you agree that the Company will have no further obligations to you pursuant to such agreement. For the avoidance of doubt this letter will not alter or amend the terms and conditions of existing equity awards held by you, including but not limited to vesting terms, which shall be governed by existing restricted stock unit and stock option agreements, as applicable.

Compensation, Benefits

As of the Effective Date, your base salary will continue to be $350,000 annualized, paid in accordance with the Company’s standard payroll procedures. In addition to your base salary, you will be eligible to earn commissions, based on sales, of up to 100% of base salary, payable quarterly in accordance with the Company quarterly sales commission payment policy (for purposes of commissions, base salary is fiscal year salary starting for the full quarter of the Effective Date), and an annual performance bonus of up to 50% of base salary (for purpose of the annual bonus, base salary is defined to include 2015 fiscal year salary predating the Effective Date). Performance periods, criteria and thresholds for such incentive opportunities will be established by the Company’s CEO in consultation with, and approved and evaluated by, the Compensation Committee of the Company’s Board of Directors (“Board”). Your salary and incentive compensation will be subject to periodic review and adjustment in accordance with Company practices.

Earned performance bonuses will be paid in cash no later than two and one-half (2  1⁄2) months after the close of the Company’s fiscal year in which they are earned. All compensation will be subject to authorized payroll deductions and required tax withholdings. All compensation due hereunder is intended to be exempt from or compliant with Section 409A of the Internal Revenue Code (the “Code”), and all provisions hereof are to be interpreted and administered in a manner consistent with this intent. Any compensation or benefit due hereunder that is subject to Section 409A of the Code will not commence until the tax year in which any applicable release execution period expires and will be subject to delay as necessary to avoid a prohibited distribution under Section 409A(a)(2) of the Code. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. For purposes of applying the provisions of Section 409A of the Code to this letter agreement, each separately identified amount to which you are entitled under this letter agreement shall be treated as a separate payment. Any compensation paid pursuant to this letter agreement that is subject to recovery under any applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required.

The Company shall promptly reimburse you for the ordinary and necessary business expenses you incur in the performance of your duties, provided that such expenses are incurred and accounted for in accordance with the Company’s reimbursement policy. You will be eligible to participate in the employee benefit plans made available by the Company to its senior executives from time to time, and you shall be entitled to four (4) weeks of paid vacation per annum. In addition to these benefits, you will be provided with an automobile, subject to the terms of the Company’s car policy as in effect from time to time, for business and personal use. The Company shall also reimburse you up to $10,000 annually for personal financial planning services.

Termination of Employment

Your employment with the Company is “at-will.” This means that either you or the Company can terminate the employment relationship at any time and for any reason, without cause and without prior notice.

Upon any termination of employment for any reason, you will be entitled to payment of all earned but unpaid base salary, earned but unpaid commission and unused paid vacation accrued as of the effective date of termination, provided that payment will be made consistent with California law, any unreimbursed business expenses authorized by this Agreement will be made no later than 30 days following the effective date of termination and continuation of any employee benefits will be handled as required by applicable law (e.g., COBRA). Except as provided below, you will not be entitled to any additional compensation or benefits hereunder.

If your employment with Company terminates by reason of your death or Disability (as defined below), then then you will be entitled to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings), which will be paid in twelve (12) equal monthly installments from the date of your termination of employment; provided that any installment that is payable from the date of your termination of employment until March 15th of the calendar year following the calendar year including your termination of employment shall instead be paid in a single lump sum in cash on the sixtieth (60th) day following your last day of employment.

If at any time outside the Change of Control Period, (as defined below), the Company terminates your employment without Cause (as defined below) and you provide an Enforceable Release (as defined below), then you will be entitled to:

(i) the sum of (a) twelve (12) months of your then-current base salary and (b) all commissions under this letter agreement and all cash bonuses under the Prior Agreement, if any, that were earned and paid during the twelve (12) months preceding your last day of employment, which sum (subject to applicable deductions and required tax withholdings) will be paid in twelve (12) equal monthly installments from the date of your termination of employment; provided that any installment that is payable from the date of your termination of employment until March 15th of the calendar year following the calendar year including your termination of employment shall instead be paid in a single lump sum in cash on the sixtieth (60th) day following your last day of employment;

(ii) to the extent such termination occurs on or prior to December 31, 2016, twelve (12) months continuing use of the Company automobile or, in lieu thereof at the Company’s discretion, a cash payment equal to the value of such benefit; and

(iii) Benefits Continuation (as defined below) for twelve (12) months beginning in the month after your last day of employment.

If at any time following the effective date of a Change of Control (the “Change of Control Period”), your employment is terminated by the Company without Cause or you are Constructively Terminated (each as defined below) and you provide an Enforceable Release, then you will be entitled to:

(i) a lump sum payment equal to the sum of (a) twelve (12) months of your then-current base salary and (b) all commissions per this letter agreement and all cash bonuses per the Prior Agreement, if any, that were earned and paid during the twelve (12) months preceding your last day of employment, which sum (subject to applicable deductions and required tax withholdings) will be paid in cash on the thirtieth (30th) day following your last day of employment;

(ii) Benefits Continuation for twelve (12) months beginning in the month after your last day of employment;

(iii) to the extent such termination occurs on or prior to December 31, 2016, twelve (12) months continuing use of the Company automobile or, in lieu thereof at the Company’s discretion, a cash payment equal to the value of such benefit; and

(iv) the vesting of shares subject to all stock options and restricted stock units granted by the Company to you on or before December 31, 2016 (i.e., the term of the Prior Agreement) shall accelerate and become fully vested and exercisable as of the sixtieth (60th) day following your last day of employment.

Termination of Employment – Defined Terms

For purposes of this letter agreement, “Benefits Continuation” is defined as Company reimbursement of the COBRA premiums for continuation of the Company group health plan coverage for yourself and your eligible dependents that was in effect as of the date of your termination; provided, however, that such reimbursement shall terminate if and to the extent you become eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company). Notwithstanding the foregoing, if reimbursement of COBRA premiums hereunder would violate the Patient Protection and Affordable Care Act of 2010, the parties agree to reform this as necessary to comply with said law and the regulations issued thereunder.

For purposes of this letter agreement, a termination of your employment will be for “Cause” if you are terminated for any one or more of the following events, as determined in good faith by the Board: (i) your commission of a felony involving moral turpitude; (ii) your commission of any act of fraud, embezzlement or dishonesty either intended to injure the Company or otherwise having a material detrimental effect on the Company; (iii) in carrying out your duties hereunder (A) gross negligence, (B) willful misconduct or (C) failure to comply with a legal directive of the Board that is not cured within thirty (30) days after written notice of such breach; or (iv) your breach of any material provision of this letter agreement or your Employee Invention and Confidential Information Agreement; or (v) your breach of any material Company policy that has a material detrimental effect on the Company.

For purposes of this letter agreement, a “Change of Control” is defined as the occurrence of any one or more of the following provided, however, that the Company shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Company determines shall not be a Change of Control; or (iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Company determines shall not be a Change of Control.

For purposes of this letter agreement, a termination of your employment will be a “Constructive Termination” if you resign within sixty (60) days after the occurrence of any one or more of the following events without your consent and the Company fails to cure such event(s) within thirty (30) days after receiving written notice thereof from you: (i) material reduction in your position or responsibilities (other than temporarily in response to physical or mental incapacity), but excluding any change in the reporting line caused by the Company becoming a subsidiary of another public company; (ii) reduction of your base salary and on target commission in excess of 10%, but excluding any general reduction in base salary that affects all similarly situated executives in substantially the same proportions; or (iii) relocation of your principal worksite more than fifty (50) miles from its then-current location.

For purposes of this letter agreement, “Disability” is defined as an incapacity to perform your duties for one hundred and eighty (180) or more days during any twelve (12)-month period that is due, in the written opinion of a licensed physician mutually acceptable to you and the Company, to a physical or mental illness.

For purposes of this letter agreement, an “Enforceable Release” is defined as an executed release of claims in a form satisfactory to the Company that is irrevocable within sixty (60) days after your termination of employment.

Parachute Limitation

In the event that the benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent required to avoid a violation of Section 409A of the Code, in no event will you or the Company exercise any discretion with respect to the ordering of any such reduction of payments or benefits.

Unless you and the Company otherwise agree in writing, any determination required under the immediately preceding paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the requisite calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Both the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

Company Policies

In the performance of your duties, you shall comply with all applicable laws, rules and regulations as well as all Company rules, procedures, policies, requirements and directions. Like all Company employees, as a condition of your employment with the Company, you will be required to sign and to be bound by the terms of the Company’s Employee Invention and Confidential Information Agreement, a copy of which is attached to this letter.

You understand and agree that by entering into this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies.

Integration; Modification; Severability; Disputes

This letter agreement, your Employee Invention and Confidential Information Agreement and any written Company plans and policies that are referenced in this letter agreement, as such plans and policies may be amended by the Company from time to time, set forth the terms of your employment with the Company on and after the Effective Date, and supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

No waiver, alteration, or modification, if any, of the provisions of this agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. If any term of this letter agreement is held to be invalid or unenforceable, the remainder of the terms will remain in full force and effect without such provision.

This agreement will be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Except as prohibited by law, any dispute with anyone (including the Company and its employees, officers and directors) relating to your employment by the Company or the termination of such employment will be resolved through binding arbitration in Alameda County, California under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law.

This offer is valid through September 15, 2015. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to me.

Sincerely,

IDENTIV, INC.

By:	/s/ Steven Humphreys
Steven Humphreys, for the Board of Directors

AGREED AND ACCEPTED:

By:	/s/ Jason Hart	9/14/2015
	Jason Hart	Date Accepted